Exhibit 10.10
Employment Agreement

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of September 19, 2006 (“Effective Date”) by and between YP Corp., A Nevada corporation (the “Company”) and Gary L. Perschbacher (the “Executive”).

Background

The Company has engaged the Executive, on an interim basis since November 28, 2005, first as Special Assistant to the Chairman of the Board and then as Chief Financial Officer, pursuant to that certain Employment Agreement by and between the Company and Executive, dated March 31, 2006 (“Original Agreement”).

The Company and the Executive now desire to enter into a new Employment Agreement to extend the term of Executive’s employment with the Company and further clarify the rights and obligations of the parties.

In consideration of the mutual promises, covenants and agreement herein contained, intending to be legally bound, the parties agree as follows:

1.    Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of the Agreement, as an employee of the Company in the position of Chief Financial Officer. Executive will perform all services and acts reasonably necessary to fulfill the duties and responsibilities of his position and will render such services on the terms set forth herein and will report to the Company’s Chief Executive Officer.

2.    Term. The term of this Agreement is for the three-year period (the “Term”) commencing on the Effective Date hereof and terminating on the third anniversary thereof, or upon the date of termination pursuant to Section 8 of this Agreement.

3.    Compensation. Executive’s salary during the first year of this Agreement will be at the annual rate of $200,000 (the “Annual Salary”), payable in accordance with the Company’s regular payroll practices. For the Company’s fiscal year ending September 30, 2008 and fiscal year ending September 30, 2009, Executive’s Annual Salary shall be increased by 10% of the preceding year’s Annual Salary. During the Term of the Executive’s employment, he will remain a partner in Tatum, LLC (“Tatum”). As a partner of Tatum, Executive will share with Tatum a portion of his salary (16.67%) as specified in that certain Full-Time Engagement Resources Agreement between the Company and Tatum (the “Resources Agreement”).

4.    Tatum Resources. The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum, which will benefit the Company in that the Employee will have access to certain Tatum resources pursuant to a certain Full-Time Engagement Resources Agreement between the Company and Tatum (the “Resources Agreement”).

5.    Business Expenses. During the Term, the Company will reimburse Executive for all reasonable business expenses incurred by him in connection with his employment and the performance of his duties, upon submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures for executives of Executive’s position and status.

6.    Vacations, Holidays and Sick Leave. During the Term, Executive will be entitled to paid vacation, paid holidays, and paid sick leave in accordance with the Company’s standard policies for its officers, as may be amended from time to time.

7.    Benefits. During the Term, Executive will be eligible to participate fully in all health, disability, vision and dental benefits, insurance programs, pensions and retirement plans, 401K plan, and other employee benefit and compensation arrangements (collectively, the “Employee Benefits”) available to senior officers of the Company generally, as the same may be amended from time to time by the Board. The Executive will be exempt from any delay periods required for eligibility. In lieu of the Executive participating in the Company-sponsored employee medical insurance benefit, the Executive will remain on his current Tatum medical plan. The Company will reimburse the Executive for amounts paid by the Executive for such medical insurance for himself of up to $500 per month upon presentation of reasonable documentation of premiums paid by the Executive to Tatum. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

The Executive must receive written evidence that the Company maintains adequate directors’ and officers’ insurance to cover the Executive in an amount of at least $7,500,000 at no additional cost to the Executive, and the Company will maintain such insurance during the Term of this Agreement.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the Term of the Agreement for at least three years following the termination or expiration of the Agreement or will purchase directors’ and officers’ extended reporting period or “tail” policy to cover Executive.

The Company agrees to indemnify the Executive to the full extent permitted by law for any losses, costs, damages, and expenses, including reasonable attorneys’ fees, as they are incurred, in connection with any cause of action, suit, or other proceedings arising in connection with Executive’s employment with the Company.

8.    Termination of Employment.

(a)   Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder will terminate on the first to occur of the following dates:

(i)     the date of Executive’s death;

(ii)    the date on which Executive has experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii)           the date on which Executive has engaged in conduct that constitutes Cause (as defined below), and the Company gives notice of termination for Cause;

(iv)   expiration of the Term; or

(v)    the date on which the Company gives Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above.

(b)   For purposes of this Agreement, “Disability” will mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for 180 consecutive days during the Term. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician mutually selected by the Company and Executive.

(c)   For purposes of this Agreement, “Cause” will mean the occurrence of any of the following events, as reasonably determined by the Board:

(i)     Executive’s willful and continued refusal to substantially perform his duties hereunder;

(ii)    Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; or

(iii)   Executive’s breach of any material term of this Agreement or the Company’s written policies and procedures, as in effect from time to time; provided, however, that with respect to (i) or (iii) above, such termination for Cause will only be effective if the conduct constituting Cause is not cured by Executive within 30 days of receipt by Executive of written notice specifying in reasonable detail the nature of the alleged breach. For purposes of this subparagraph (c), no act or omission by Executive shall be considered “willful” unless done, or not done, by Executive in bad faith or without reasonable belief that such act or omission was in the best interests of Company, and any act or omission by Executive based upon or consistent with authority given to Executive under this Agreement or by the Board or upon advice of the Company’s counsel, shall be conclusively presumed to be done in good faith and in the best interests of Company. There shall be a presumption that Executive has not violated Sections 8(c)(i) or (iii) above until there is a finding by the fact finder (i.e., judge, jury, or arbitrator) of wrongdoing sufficient to justify termination for Cause under these sections. Until such a finding is made, Executive shall receive all the payments and benefits that he would otherwise receive if his employment was terminated pursuant to Sections 8(a)(v) above.

9.    Compensation in Event of Termination. Upon termination of this Agreement and Executive’s employment, the Company will have no further obligation to Executive except to pay the amounts set forth in this Section 9.

(a)   In the event Executive’s employment is terminated pursuant to Sections 8(a)(i)(ii), (iii) or (iv) on or before the expiration of the Term, Executive or Executive’s estate, conservator or designated beneficiary, as the case may be, will be entitled to payment of any earned but unpaid Annual Salary for the year in which the Executive’s employment is terminated through the date of termination, as well as any accrued but unused vacation, reimbursement of expenses and vested benefits to which Executive is entitled in accordance with the terms of each applicable Employee Benefits plan.

(b)   In the event Executive’s employment is terminated pursuant to Section 8(a)(v) on or before the expiration of the Term, and provided that Executive executes a valid release of any and all claims that Executive may have relating to his employment against the Company and its agents, including but not limited to its officers, directors and employees, in a form provided by the Company, Executive will be entitled to receive, as his sole and exclusive remedy, on the date of termination, in addition to his accrued salary and benefits through the date of termination, a lump sum amount equal to three months of payments that Executive would receive under the Agreement if his employment with the Company had not been terminated.

10.          Confidentiality. Executive covenants and agrees that he will not at any time during or after end of Term, without written consent of Company or as may be required by law or valid legal process, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors, attorneys, accountants, and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, “Confidential Information” of the Company means information about the Company of any kind, nature or description, including but not limited to, any proprietary information, trade secrets, data, formulae, supplier, client and customer lists, or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings and financial information and plans as well as papers, resumes, and records (including computer records) that are disclosed to or otherwise known to Executive as a direct or indirect consequence of Executive’s employment with the Company, which information is not generally known to the public or in the business in which the Company is engaged. Confidential Information also includes any information furnished to the Company by a third party with restrictions on its use or further disclosure.

11.           Binding Agreement.

(a)   This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him, provided that all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by Executive’s personal or legal representatives, executors, heirs, administrators, successors, distributors, devisees and legatees.

(b)   In addition to any obligations imposed by law, any successor to Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company, is bound by this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

12.   Disclosure Obligations. During the Term, Executive agrees to make prompt and full disclosure to the Company of any change of facts or circumstances that may affect Executive’s or Company’s obligations undertaken and acknowledged herein, and Executive agrees that the Company has the right to notify any third party of the existence and content of Executive’s obligations hereunder.

13.          Return of Company Property. Executive agrees that following the termination of his employment for any reason, he will promptly return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any materials or equipment supplied by the Company to Executive.

14.          Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or written, previously entered into by them with respect thereto, including, without limitation, the Original Agreement, which is hereby terminated. Executive represents that, in executing this Agreement, he does not rely, and has not relied, on any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement otherwise.

15.          Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

16.          Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:

Gary Perschbacher

To the Company at:

YP Corp
Suite 105
4840 E Jasmine Street
Mesa, AZ 85205-3321
Phone:(480) 860-0011
Fax: (480) 325-1257
Attention: Chief Executive Officer

Any notice delivered personally or by courier under this Section will be deemed given on the date delivered. Any notice sent by fax or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date faxed or mailed. Each party may change the address to which notices are to be sent by giving notice of such change in conformity with the provisions of this Section.

17.          Severability. In the event that any one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement will be held to be excessively broad as to duration, activity or subject, such provisions will be constructed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

18.          Survivorship. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

19.          Each Party the Drafter. This Agreement and the provisions contained in it will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

20.          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflicts of laws principles.

21.          Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

22.          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

YP CORP., a Nevada corporation	Executive

/s/ Daniel L. Coury, Sr	/s/ Gary Pershbacher
Daniel L. Coury, Sr	Gary Pershbacher
Chief Executive Officer

[GARY PERSCHBACHER EMPLOYMENT AGREEMENT]